EXHIBIT 10(i)

Eileen M. Campbell

Vice President

Human Resources

[LETTERHEAD OF MARATHON OIL COMPANY]

5555 San Felipe (77056)

P.O. Box 3128 (77253-3128)

Houston, TX

Telephone 713/296-4136

Fax 713/296-4375

November 24, 2003

Ms. Janet F. Clark

2015 Dunstan

Houston, Texas 77005

Dear Ms. Clark:

On behalf of Clarence P. Cazalot, Jr., I want to confirm Marathon Oil Company’s offer to you and your acceptance for the position of Chief Financial Officer, in Houston, Texas starting January 5, 2004.

The terms of the starting compensation package specific to you are as follows:

•	Base Compensation @ $400,000 per annum.

•	Cash Incentive compensation target @ 75% of base compensation.

•	Signing bonus—$300,000, one half to be paid within forty-five (45) days of your starting date (January 5, 2004) and one half to be paid on the one-year anniversary.

•	Grant of fifteen thousand (15,000) shares of restricted stock that will vest on the third anniversary of your date of grant.

•	Grant of 20,000 stock options to purchase MRO shares, with tandem stock appreciation rights, vesting 6,666 shares on the one-year anniversary of your date of grant; 6,666 shares on the two-year anniversary of your grant and 6,668 shares vesting on the three-year grant date. These options shall be granted at a stock price equal to the average high and low price of MRO shares traded on the NYSE on the tenth business day following your first day of employment with Marathon, which is anticipated to be no later than January 5, 2004.

•	Four (4) weeks vacation with pay.

Other benefits that you are entitled to include:

Marathon Oil Company Thrift Plan - You will be eligible to participate in Marathon’s Thrift Plan after 12 months of service. A special one-time only payment equal to 6% of your pay (pay as defined by the Thrift Plan) will be paid to you after the completion of 12-months of employment provided you are on the Marathon payroll on the date of payout.

Janet F. Clark

November 24, 2003

Retirement Plan - Company funded retirement plan. You are eligible for the plan once you have completed at least one year of service. Once eligible, this waiting time will count as plan participation.

Change of Control Provisions – In the event there is a change of control of Marathon occur during your employment, and your employment is terminated within 24 months of the change of control, you would be eligible to receive a severance payment equal to three times your salary plus bonus. In addition, you health and life insurance benefits would be continued for up to three years following your termination, and you would receive three additional years of credit for purposes of retiree medical benefits and supplemental retirement benefits. You would also receive a lump sum payment equal in value to the amount of any unvested benefits in the Thrift Plan and any related supplemental plans in which you participate. In addition, all of your equity awards would vest immediately upon a change of control regardless of whether your employment was terminated or not.

The enclosed Benefits in Brief brochure outlines the provisions of the Thrift and Retirement Plan as well as other plans you may participate in.

Your employment is contingent on the following:

•	Verification and compliance with the Immigration Reform and Control Act of 1986.

•	Completion and return, prior to your start date, of a Comprehensive Health History Questionnaire

•	Satisfactory completion of the medical evaluation(s) required for the position being offered.

The following items are enclosed for your action or review:

Employee Eligibility Verification Form (I-9)—Please review this form and bring the appropriate document(s) on your first day of employment. If you are unable to obtain the necessary document(s), please call me prior to your scheduled start date, as failure to provide this information may postpone your employment.

Employee Agreement – Please review this document and be prepared to sign it on your first day of employment. Marathon and its subsidiaries require their employees to protect the company’s intellectual property. This includes respecting the rights of previous employers and their proprietary information.

Comprehensive Health History Questionnaire – Please complete this questionnaire immediately and return it in the provided pre-paid envelope.

The Benefit Highlights Brochure - This guide will provide an overview of Marathon Oil Company benefits and of the enrollment process.

If you have any questions, regarding your benefit elections prior to your start date, please call me.

Janet F. Clark

November 24, 2003

Please complete all forms and bring them with you on your first day of employment. We will be glad to answer any questions during your indoctrination. Also, please bring the necessary documents(s) to verify your employment eligibility as listed on the attached I-9 form.

Assuming you agree to the above described terms, please sign this letter in duplicate in the space provided below and return one copy to me for my file.

Janet, we look forward to you joining Marathon Oil Company and are confident you will be instrumental in helping us to successfully achieve our business goals. Please call me at 713/296-4136 if you have any questions.

Very truly yours,

/s/ Eileen M. Campbell

Eileen M. Campbell

Vice-President, Human Resources

/s/ Janet F. Clark                         Date 12-9-2003

Janet Clark

cc: Susan Carrera - Manager, Compensation

Enclosures